Exhibit 99.1

April 21, 2007

Board of Directors
Affiliated Computer Services, Inc.
2828 N. Haskell Avenue
Dallas, Texas 75204

Gentlemen:

It has been a full month since my investment partner, Cerberus Capital Management, L.P., and I made our proposal on March 20 to acquire Affiliated Computer Services, Inc. (the “Company”). Unfortunately, during that time we have made no progress whatsoever, and the Special Committee has refused to negotiate with us, to permit Cerberus to conduct essential due diligence or to engage us in any constructive fashion.

In a final attempt to show you our good faith and our willingness to provide the Company’s shareholders with full and fair value, we are hereby increasing our offer to $62.00 in cash per share. Our increased offer represents nearly a 21% premium over the pre-announcement closing price and a 24% premium over the 90-day average closing price. It also represents nearly an 11% increase over our initial indication of interest at $56.00 and, more importantly, a 5% increase over our publicly announced $59.25 offer. Our $62.00 per share offer is fully priced and is the highest price we are prepared to pay based on the information made available to us to date. This offer is conditioned on the prompt commencement of due diligence and prompt negotiation of a definitive merger agreement.

We are convinced that the overwhelming majority of the Company’s shareholders support our transaction with the Company. Accordingly, in addition to the customary shareholder approval by a majority in voting power, I will agree, only with respect to my proposal with Cerberus, to submit the definitive merger agreement for approval by a majority of the Class A and Class B shares voted on a one-share-one-vote basis. We are also prepared to have the adequacy of our price tested by a robust marketing process that would commence immediately upon our execution of a definitive merger agreement. We propose a 40-day “go-shop” period following execution of a merger agreement during which the Company and its advisors would solicit superior proposals; if a superior proposal is accepted during the “go-shop” period, we would receive only a break-up fee of 1.5% of the Company’s equity value. Moreover, under the terms of my exclusivity agreement with Cerberus, I am free to negotiate with any competing bidders during a post-signing “go-shop” period and to vote my shares in favor of any superior proposal reached by the Board for the benefit of ACS shareholders. The terms of the exclusivity agreement will not obstruct the market check process.

We believe that these terms are customary for similar transactions today and will ensure that the interests of the public shareholders are protected. As you know, a post-signing market check is a valuable, respected tool to generate shareholder value. The suggestion to us by the Committee’s advisors that equity sponsor-led transactions never generate topping bids following definitive agreement is erroneous information which the Committee should reject. In fact, on many occasions, competing proposals submitted during the post-signing period have resulted in increased consideration to shareholders. Equity sponsors have topped other financial buyers three times this week alone: Catalina Marketing, Aeroflex and Alliance Boots.

I wish to reiterate that I personally am committed to the long-term future of the Company. I plan to continue as Chairman for at least the next five years, whether or not our proposed acquisition is consummated. Following the acquisition, I will continue to have an extremely large economic stake in the Company. As I previously disclosed, I will roll, into equity securities of the acquiring entity, Company common stock and options having an aggregate value of approximately $300 million, and I will receive performance- and time-based equity incentives going forward. My roll of equity securities is not an option, it is a continuation of my long-term commitment to the Company – and you should interpret it as such.

Since my founding of the Company nearly 20 years, ago, I have been active as a major shareholder and as Executive Chairman. In discussions, your advisors have proposed that I be compelled to accept any transaction approved by the Board of Directors. I will not accept your advisors’ attempts to disenfranchise me and disregard my rights as a Class B shareholder and under my employment agreement, as confirmed in the Company’s charter. The Company’s investors have purchased their Class A shares with full knowledge of my rights, and I will not agree to compromise these rights in any way. Any attempt to create a scenario where my rights are disregarded – as if the directors were acting as fiduciaries for the shareholders of a hypothetical company, instead of ACS – ignores the facts and Delaware law to the detriment of the Company’s shareholders.

We believe that our proposal is in the best interests of the Company and its public shareholders and that the shareholders will find the offer attractive. We believe that it is in the interests of all involved – shareholders, customers, employees and other stakeholders – that the Board engage with us concerning our offer. The Board’s continuing delay puts the entire Company and our offer at risk.

Very truly yours,

/s/ Darwin Deason

Darwin Deason

CERBERUS CAPITAL MANAGEMENT, L.P.

By: /s/ Steven F. Mayer
Name: Steven F. Mayer
Title: Managing Director

Copies (w/encl.) to:

Ben Druskin

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

James C. Woolery

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019